Exhibit 99.1

Contact:	Carl D. Mautz
Chief Financial Officer
Watson Wyatt
(202) 715-7056

Investor Relations:
Jody Burfening
Media Contact:
Chenoa Taitt
Lippert Heilshorn & Associates, Inc.
(212) 838-3777

WATSON WYATT & COMPANY HOLDINGS REPORTS RESULTS FOR SECOND QUARTER OF FISCAL 2004

WASHINGTON DC, February 5, 2004 — Watson Wyatt & Company Holdings (NYSE: WW), a leading international human capital consulting firm, today announced financial results for the second quarter of fiscal year 2004 ended December 31, 2003.

Revenues were $170.4 million for the quarter, compared to $174.6 million for the second quarter of fiscal 2003.  Income from continuing operations for the second quarter was $10.8 million or $0.32 per diluted share, compared to $12.1 million or $0.36 per diluted share in the second quarter of last fiscal year.  The second quarter decline in revenues was due to lower revenues in the Technology Solutions Group, which was partially offset by continued growth in the Benefits Group.

“Continued solid performance in our Benefits Group coupled with effective cost management drove our results this quarter,” said John Haley, President and CEO of Watson Wyatt. “We achieved a number of major client wins in the Benefits Group, and we are seeing some improvement in our Technology Solutions backlog. Overall, we are coming off the economic downturn in a good competitive position, having improved market share and the strength of our brand.”

As of December 31, 2003, the company had cash and cash equivalents of $131.6 million.  During the quarter, the company generated $13.3 million in cash, after making a $10 million contribution to its U.S. qualified pension plan.

Second Quarter Fiscal 2004 Operating Highlights

•                  Benefits Group revenues (representing 58% of total second-quarter revenues) were $98.4 million, up 3.5% from $95.1 million in the prior-year second quarter.  New client wins that occurred earlier in the fiscal year continued to generate revenue growth during this quarter.

•                  Technology Solutions Group revenues (representing 13% of total second-quarter revenues) were $21.9 million, versus prior-year second-quarter revenues of $26.5 million.  Revenue declines were due to lower levels of client IT spending and longer sales cycles.  However, proposal activity increased and backlog grew during the quarter.

•                  Human Capital Group revenues (representing 7% of total second-quarter revenues) totaled $11.6 million in the second quarter, versus $11.9 million in the prior-year second quarter.  Executive compensation project work continues to be strong, offset by weaker demand for organization effectiveness and strategic rewards consulting.

•                  International segment revenues (representing 11% of total second-quarter revenues) were $19.4 million or flat as compared to the second quarter of the prior year.  Revenues would have been down 6% if not for the impact of favorable exchange rates. Growth in Australia and the Philippines was offset by lower revenues in Hong Kong, Tokyo and Mexico.

Outlook for Fiscal Year 2004

Management is reaffirming its full-year guidance for fully-diluted earnings per share to be in the range of $1.52 to $1.54.  Based on the outlook for the second half of the fiscal year, Watson Wyatt now expects annual revenues to be flat to down 1% as compared to fiscal year 2003.  This estimate represents a slight reduction in guidance due to longer-than-expected transition periods for new retirement clients.  Expense savings achieved in the second quarter are expected to continue during the remainder of the fiscal year.

For the third quarter, the company expects revenues to be flat to down 1% as compared to the prior-year third quarter.  Fully diluted earnings per share are expected to be in the range of $0.36 to $0.38.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the second quarter of fiscal year 2004.  It will be held on Thursday, February 5, 2003, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet.  A replay of the webcast will be available two hours after the live call for a period of one year.  To access the live webcast or replay, visit www.watsonwyatt.com/investors/confcall.asp.

Watson Wyatt is an international human capital consulting firm that provides services in the areas of employee benefits, human capital strategies and related technology solutions.  The firm is headquartered in Washington, D.C., and has 3,890 associates in 60 offices in the Americas and Asia-Pacific.  Together with Watson Wyatt LLP, a leading Europe-based consulting partnership, the firm operates globally as Watson Wyatt Worldwide.  Watson Wyatt Worldwide has more than 6,000 associates in 88 offices in 30 countries.

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements.  A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements.  Such factors include but are not limited to our continued ability to recruit and retain qualified associates; outcomes of litigation; the ability of the company to obtain professional liability insurance; a significant decrease in the demand for the consulting services we offer as a result of changing economic conditions or other factors; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; regulatory, legislative and technological developments that may affect the demand for or costs of our services and other factors discussed under “Risk factors” in the company’s Annual Report on Form 10-K dated September 23, 2003, which is on file with the Securities and Exchange Commission.  These statements are based on assumptions that may not come true.  All forward-looking disclosure is speculative by its nature.  The Company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

(Tables Follow)

WATSON WYATT & COMPANY HOLDINGS
Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)

Revenue	$170,353	$174,624	$341,336	$353,582

Costs of providing services:
Salaries and employee benefits	94,374	97,838	199,447	199,351
Professional and subcontracted services	12,613	13,042	21,699	23,860
Occupancy, communications and other	25,921	25,485	49,439	52,113
General and administrative expenses	14,990	14,815	30,591	29,205
Depreciation and amortization	5,395	5,266	10,047	10,345
	153,293	156,446	311,223	314,874

Income from operations	17,060	18,178	30,113	38,708

Income from affiliates	1,048	2,058	2,838	2,907
Interest income, net	170	225	384	467
Other non-operating income	27	121	6,152	641

Income from continuing operations before income taxes	18,305	20,582	39,487	42,723
Provision for income taxes	7,503	8,438	16,188	17,516

Income from continuing operations	10,802	12,144	23,299	25,207

Discontinued operations:
Sublease income from discontinued operations, less applicable income tax expense for the three and six months ended December 31, 2003	16	—	26	—

Net income	$10,818	$12,144	$23,325	$25,207

Basic earnings per share:
Income from continuing operations	$0.33	$0.37	$0.70	$0.77
Income from discontinued operations	—	—	—	—
Net income	$0.33	$0.37	$0.70	$0.77

Diluted earnings per share:
Income from continuing operations	$0.32	$0.36	$0.70	$0.76
Income from discontinued operations	—	—	—	—
Net income	$0.32	$0.36	$0.70	$0.76

Weighted average shares of common stock, basic (000)	33,143	32,942	33,111	32,944
Weighted average shares of common stock, diluted (000)	33,474	33,279	33,453	33,285

WATSON WYATT & COMPANY HOLDINGS
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenue (net of reimbursable expenses)
Benefits Group	$98,428	$95,076	$202,296	$197,076
Technology Solutions Group (formerly eHR)	21,871	26,521	42,140	52,829
Human Capital Group	11,622	11,940	21,788	23,186
International	19,387	19,146	38,332	37,064
Other	10,942	11,958	22,635	25,911
Total segment revenue	162,250	164,641	327,191	336,066
Reimbursable expenses and other	8,103	9,983	14,145	17,516
Consolidated revenue	$170,353	$174,624	$341,336	$353,582

Net operating income
Benefits Group	$16,722	$18,073	$38,763	$43,943
Technology Solutions Group (formerly eHR)	4,042	4,890	5,455	9,650
Human Capital Group	2,144	(547)	1,888	(473)
International	(1,181)	946	(1,247)	1,324
Other	(53)	(9)	634	2,135
Total segment net operating income	21,674	23,353	45,493	56,579
Discretionary compensation and other	(3,369)	(2,771)	(6,006)	(13,856)

Income before income taxes	$18,305	$20,582	$39,487	$42,723

	December 31,
	2003	2002
	(Unaudited)
Associates (fiscal year end full-time equivalents)
Benefits Group	1,630	1,660
Technology Solutions Group (formerly eHR)	350	410
Human Capital Group	155	213
International	950	993
Other	590	692
Total segment associates	3,675	3,968
Corporate	215	232
Total	3,890	4,200

WATSON WYATT & COMPANY HOLDINGS
Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Per Share Data)

	December 31, 2003	June 30, 2003
	(Unaudited)
Assets
Cash and cash equivalents	$131,613	$144,374
Receivables from clients:
Billed, net of allowances of $2,037 and $862	80,657	78,373
Unbilled, net of allowances of $646 and $419	56,273	60,549
	136,930	138,922

Deferred income taxes	619	3,885
Other current assets	15,657	11,448
Total current assets	284,819	298,629

Investment in affiliates	27,724	26,431
Fixed assets, net	58,352	60,716
Deferred income taxes	99,029	101,214
Goodwill and intangible assets	21,085	20,878
Other assets	5,494	6,594

Total Assets	$496,503	$514,462

Liabilities

Accounts payable and accrued liabilities	$82,550	$114,013
Income taxes payable	152	15,308
Total current liabilities	82,702	129,321

Accrued retirement benefits	197,469	195,705
Deferred rent and accrued lease losses	6,143	4,608
Other noncurrent liabilities	31,923	33,091

Total Liabilities	318,237	362,725

Commitments and contingencies

Stockholders’ Equity
Preferred Stock - No par value: 1,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock - $.01 par value: 69,000,000 shares authorized; 33,372,880 and 33,087,880 issued and 32,980,835 and 32,943,156 outstanding	334	331
Additional paid-in capital	151,453	145,922
Treasury stock, at cost - 392,045 and 144,724 shares	(9,198)	(2,956)
Retained earnings	100,842	77,517
Accumulated other comprehensive loss	(65,165)	(69,077)
Total Stockholders’ Equity	178,266	151,737

Total Liabilities and Stockholders’ Equity	$496,503	$514,462

WATSON WYATT & COMPANY HOLDINGS
Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)

	Six months ended December 31
	2003	2002
Cash flows (used in) from operating activities:
Net income	$23,325	$25,207
Adjustments to reconcile net income to net cash from (used in) operating activities:
Other non-operating gain related to PCIC	(5,600)	—
Provision for doubtful receivables from clients	3,741	5,387
Depreciation	9,883	10,203
Amortization of intangible assets	164	142
Provision for deferred income taxes	5,451	2,021
Income from affiliates	(2,838)	(2,907)
Distributions from affiliates	2,285	2,033
Other, net	(536)	(814)
Changes in operating assets and liabilities (net of discontinued operations)
Receivables from clients	(1,749)	4,248
Other current assets	(4,209)	4,822
Other assets	1,100	212
Accounts payable and accrued liabilities	(21,330)	(37,051)
Income taxes payable	(15,156)	(2,520)
Accrued retirement benefits	1,764	607
Deferred rent and accrued lease losses	1,535	7
Other noncurrent liabilities	(1,266)	599
Net cash from (used in) operating activities	(3,436)	12,196

Cash flows used in investing activities:
Purchases of fixed assets	(7,806)	(10,313)
Proceeds from divestitures	552	1,042
Acquisitions and contingent consideration payments	(113)	(366)
Investment in affiliate	—	(1,961)
Net cash used in investing activities	(7,367)	(11,598)

Cash flows used in financing activities:
Issuances of common stock - exercise of options	1,179	331
Issuances of common stock - employee stock purchase plan	3,278	3,121
Repurchases of common stock	(9,776)	(8,765)
Net cash used in financing activities	(5,319)	(5,313)

Effect of exchange rates on cash	3,361	87

Decrease in cash and cash equivalents	(12,761)	(4,628)

Cash and cash equivalents at beginning of period	144,374	95,974

Cash and cash equivalents at end of period	$131,613	$91,346